Exhibit 23.3

SH WONG & CO 王世雄律师行 In association with Wong & Chun Lawyers		Office:	UNIT 4404, 44/F, HOPEWELL CENTRE, 183 QUEEN’S ROAD EAST, WANCHAI, HONG KONG
		辦公室:	香港 灣仔皇后大道東183號 合和中心44樓4404室
		Tel (電話):	2126 7008 email: simon.wong@shwongandco.com

Partner:	Wong Sai Hung

Our Ref	:	Date:	27 March 2026
Your Ref	:

CELLYAN BIOTECHNOLOGY CO., LTD

Room B1, 5/F., Well Town Industrial Building,
13 Ko Fai Road, Yau Tong, Kowloon

Hong Kong

Re: Consent Letter on CELLYAN BIOTECHNOLOGY CO., LTD Form F-1

We understand that CELLYAN BIOTECHNOLOGY CO., LTD (the “Company”), a company incorporated under the laws of the Cayman Islands is filing a registration statement on Form F-1 (the “Registration Statement”) with the United States Securities and Exchange Commission (the “SEC”) in connection with the offer and sale of up to an aggregate of 12,499,986 Class A ordinary shares of the Company by the selling shareholders named therein (the “Offering”).

We act as the Hong Kong counsel to Company in connection with the Company’s Registration Statement on Form F-1 and the Offering.

We hereby consent to the reference to our firm in the Registration Statement and any amendments thereto, (i) in the Registration Statement and any amendments thereto, (ii) in any written correspondences with the SEC, (iii) in any other future filings with the SEC by the Company, including, without limitation, filings on Form 20-F or Form 6-K or other SEC filings (collectively, the “SEC Filings”), (iv) on the websites of the Company and its subsidiaries and affiliates, (v) in institutional and retail road shows and other activities in connection with the Offering, and (vi) in other publicity materials in connection with the Offering.

We further hereby consent to the filing of this letter as an exhibit to the Registration Statement and any amendments thereto and as an exhibit to any other SEC Filings.

Yours faithfully,

/s/ SH Wong & Co

SH Wong & Co